UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported): October 15, 2018

ROCKWELL MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Michigan	000-23661	38-3317208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30142 Wixom Road, Wixom, Michigan 48393

(Address of principal executive offices, including zip code)

(248) 960-9009

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01              Entry into a Material Definitive Agreement.

The disclosure set forth below under Item 3.02 is incorporated herein by reference.

Item 3.02              Unregistered Sales of Equity Securities.

On October 15, 2018, Rockwell Medical, Inc. (the “Company”) entered into a Securities Purchase Agreement with an institutional investor (the “Purchaser”), pursuant to which the Company has agreed to sell up to 7,556,675 units, with each unit (the “Units”) consisting of one share of common stock of the Company (the “Common Stock”) and a warrant to purchase 50% of a share of Common Stock (the “Warrant”). The Units are being sold at $3.97 per Unit, which is equivalent to the closing stock price of the Company’s common stock on October 12, 2018, the last trading day prior to entering into the Securities Purchase Agreement. The Warrants, which are not exercisable for six months from the Closing Date (defined below), have an exercise price of $4.96 per full share of Common Stock and have a five-year term from issuance.  The Company sold an initial 5,541,562 Units for $22 million in an offering that closed on October 17, 2018 (the “Closing Date”). Additionally, through October 26, 2018, the Purchaser has the right to purchase up to an additional $8 million in Units at the same price and on the same terms as set forth in the Securities Purchase Agreement.

On the Closing Date, the Company entered into a Registration Rights Agreement with the Purchaser (the “Registration Rights Agreement”), as contemplated by the Securities Purchase Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “Commission”) as soon as practicable, but in no event later than 30 days of the closing of the offering, and to use commercially reasonable efforts to have the registration statement declared effective within either 90 or 120 days from closing, depending on whether the registration statement will be subject to review by Commission staff.

Also on the Closing Date, the Company executed and delivered the Warrants to the Purchaser. As noted above, the Warrants have an exercise price of $4.96 per share and may be exercised for cash or on a “cashless” basis. To the extent not already exercised in full as of their expiration date, the Warrants will be deemed exercised on a cashless basis at that time, but only if the fair value of the Company common stock (as determined in accordance with the Warrant) is greater than the exercise price of the Warrant. The Warrant also has a customary exercise “blocker” provision that serves to limit the holder’s ability to exercise the Warrant if the holder would, following the exercise, beneficially own more than 19.9% of the Company’s issued and outstanding common stock. The blocker threshold may only be increased by the holder upon 61 days’ prior written notice and only if shareholder approval for such increase is not required under applicable Nasdaq listing standards.

The Units and the underlying securities (collectively, the “Securities”) were offered and sold to a single accredited investor without registration under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Securities may not be offered or sold in the United States without an effective registration statement or pursuant to an exemption from applicable registration requirements.

The above description of the material terms of the offering is qualified in its entirety by reference to the Securities Purchase Agreement, Registration Rights Agreement and form of Warrant, copies of which are filed herewith as Exhibits 10.82, 10.83 and 4.1, respectively, the full text of which is incorporated by reference herein.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.          The following exhibits are being filed herewith:

2

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Common Stock Warrant, dated October 17, 2018
10.82	Securities Purchase Agreement, dated October 15, 2018
10.83	Registration Rights Agreement, dated October 17, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL MEDICAL, INC.

Date: October 19, 2018	By:	/s/ Stuart Paul
Stuart Paul
Chief Executive Officer